For Immediate Release     Contact: Jill Becher
November 15, 2002         (414) 226-5413


           Cobalt Corporation to Consolidate Regional Service Centers

(Evansville, Wis. and Stevens Point, Wis.) - Cobalt Corporation (NYSE:CBZ) ("Cobalt") announced today that it is consolidating its claims and customer service departments into a smaller number of offices in Wisconsin. This move will affect most, but not all, of the Company's employees in Evansville and Stevens Point.

Stephen E. Bablitch, President of Cobalt Corporation said, "This was a very difficult and painful decision but a necessary one. The Company lost approximately $140 million from 1999 through 2001. In order to return the Company to financial stability, beginning at the end of 2001, we intentionally exited unprofitable business and lost over 60,000 members. This loss of business allowed us to begin to turnaround the Company and to improve our financial position. However, over the last year we did not reduce any of our workforce and we did not regain those lost members. As a result, we have a workforce size larger than we need for our current customer base."

Cobalt has 14 offices in Wisconsin. The move announced today will consolidate Cobalt's work into 12 offices in Wisconsin. The decision of the Company will affect 78 employees in Evansville and 98 in Stevens Point. Michael E. Bernstein, Executive Vice President of Cobalt Corporation said "we are treating the affected employees with the respect they deserve, while meeting our obligation to our customers to control our expenses and keep our premiums as low as possible."

All work relocated from Evansville and Stevens Point will stay in Wisconsin at one of the 12 remaining offices (see map). Employees in Evansville and Stevens Point not affected by this announcement include sales and provider relations.

Cobalt executives met with all of the affected employees in Evansville and Stevens Point this morning to make the announcement. They announced that both offices would remain operational through March of 2003. They also announced that the affected employees would receive a severance package including:

o    Severance pay based on years of service.

o The Company will continue to pay all health insurance benefits (medical, dental and vision) throughout the severance period, as if the affected employees were employed by the Company.

o    Special stay bonus equal to the 2002 incentive plan.

o    Payout of 2002 and 2003 accrued vacation.

o    Payout of 2002 and 2003 unused personal days.

o Onsite outplacement assistance provided by consultants from Lee Hecht Harrison, including resume preparation, interview training and job fairs.


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"Going forward I want to make sure that the employees in Stevens Point and
Evansville are treated well and with respect for the work they have done for the Company and that the Company overall continues to improve its financial stability and strength." Bablitch said.

Cobalt Corporation is the Blue Cross and Blue Shield licensee for the state of Wisconsin. It is one of the leading, publicly traded health care companies in the nation, offering a diverse portfolio of complementary insurance and managed care products to employer, individual, insurer and government customers. Headquartered in Milwaukee and formed by the combination of Blue Cross & Blue Shield United of Wisconsin and United Wisconsin Services, Inc., Cobalt Corporation serves 1.2 million lives in 50 states.

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